Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Soluna Holdings, Inc

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	Other	3,508,024	$3.19	$11,190,596.56	.000153100	$1,713.29

Carry Forward Securities	-	-	-	-
	Total Offering Amounts					-		1,713.29
	Total Fees Previously Paid							10,758.68
	Total Fee Offsets							-
	Net Fee Due							$(9,045.39)

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional common shares as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $3.19, the average of the high $3.31 and low $3.07 reported sales prices of the registrant’s common stock on the Nasdaq Capital Market on December 10, 2024.